As filed with the Securities and Exchange Commission on July 27, 2001

                                                   Registration No.______

   ======================================================================

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington D.C.  20549

                                  FORM F-3

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  BP p.l.c.
           (Exact Name of Registrant as Specified in its Charter)

                               NOT APPLICABLE
               (Translation of Registrant's Name into English)

           ENGLAND AND WALES                           NONE
    (State or Other Jurisdiction of              (I.R.S. Employer
     Incorporation or Organization)            Identification No.)

                               BRITANNIC HOUSE
                              1 FINSBURY CIRCUS
                          LONDON EC2M 7BA, ENGLAND
                            +44 (0) 20-7496-4000
                      (Address and Telephone Number of
                  Registrant's Principal Executive Offices)

                           DANIEL B. PINKERT, ESQ.
                             CORPORATE SECRETARY
                              BP AMERICA, INC.
                           200 EAST RANDOLPH DRIVE
                           CHICAGO, ILLINOIS 60601
                               (312) 856-3025
          (Name, Address and Telephone Number of Agent for Service)

                                 Copies to:

                              PETER B.P. BEVAN
                                  BP p.l.c.
                               BRITANNIC HOUSE
                              1 FINSBURY CIRCUS
                          LONDON EC2M 7BA, ENGLAND
                             44 (0) 207-496-4000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement has become effective.



   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                       CALCULATION OF REGISTRATION FEE

                                                          Proposed
                                           Amount          Maximum
            Title of Each Class             to be      Offering Price   Proposed Maximum Aggregate       Amount of
    of Securities to be Registered (1)   Registered     Per Share (2)       Offering Price (2)     Registration Fee (2)
    ----------------------------------   ----------     -------------   -------------------------- --------------------
   Ordinary Shares, of nominal value0
   US $0.25 each                         60,000,000       $8.0704237            $484,224,420             $121,057


   (1) American Depositary Shares ("BP ADSs") evidenced by American Depositary Receipts issuable upon deposit of ordinary shares, of nominal value U.S.$0.25 each ("BP Ordinary Shares"), of the Registrant were registered under a separate registration statement on Form F-6. Each BP ADS represents six BP Ordinary Shares.

   (2) Calculated pursuant to Rule 457(c), based on the average high and low sale prices per BP Ordinary Share, as reported on the London Stock Exchange on July 27, 2001, translated at an exchange rate of British pounds sterling 1.00 = U.S. $1.4265 (the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on such date).

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
   Section 8(a), may determine.

        Pursuant to Rule 429, upon effectiveness of this Registration Statement, the prospectus contained herein will serve as a combined prospectus for this Registration Statement and for Registration Statement No. 333-9790.



        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED JULY 27, 2001

                            BP DIRECT ACCESS PLAN
                                 PROSPECTUS
                               _______________

                     BP p.l.c AMERICAN DEPOSITARY SHARES
                               _______________

        BP Company North America Inc., a Delaware corporation ("BP North America"), is pleased to offer the BP Direct Access Plan (the "Plan"). The Plan is designed to provide investors in the United States and Canada with an easy and inexpensive way to invest in BP p.l.c. ("BP"), an English public limited company that is the parent of BP North America. The Plan was amended effective May 1, 2001 to reflect the change in BP's name from BP Amoco p.l.c. and the change in BP North America's name from BP Amoco Company.

        Key features of the Plan are that you can:

        *    Enroll in the Plan for free.

        * Purchase BP American Depositary Shares ("BP ADS shares") without a personal broker and with no fees or commissions.

        * Increase your ownership of BP ADS shares by automatically reinvesting your cash dividends.

        * Purchase additional BP ADS shares at any time or on a regular basis through optional cash investments.

        * Invest as little as U.S.$50 per investment or as much as U.S.$150,000 per year.

        *    Transfer BP ADS shares easily or sell at low cost.

        * Own and transfer your BP ADS shares without holding or delivering paper certificates.

        * The Plan holds BP ADS shares, which are listed on the New York, Pacific, Chicago and Toronto Stock Exchanges under the trading symbol "BP." The Plan is open to new investors in the U.S. and Canada wishing to purchase BP ADS shares, as well as to existing holders of BP ADS shares in the U.S. and Canada who want to reinvest their cash dividends in additional BP ADS shares or access the other features of the Plan.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              The date of this Prospectus is ________ __, 2001.



                              TABLE OF CONTENTS

   Section                                                           Page
   -------                                                           ----


   BP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
   BP ADS SHARES . . . . . . . . . . . . . . . . . . . . . . . . . .    4
   THE PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
        Who Can Join?  . . . . . . . . . . . . . . . . . . . . . . .    4
        How Do You Enroll? . . . . . . . . . . . . . . . . . . . . .    4
        Purchasing BP ADS Shares . . . . . . . . . . . . . . . . . .    5
        Dividend Reinvestment and Payment Options  . . . . . . . . .    6
        Selling BP ADS Shares  . . . . . . . . . . . . . . . . . . .    7
        Gifts and Share Transfer . . . . . . . . . . . . . . . . . .    8
        ADR Safekeeping  . . . . . . . . . . . . . . . . . . . . . .    8
        Obtaining ADRs . . . . . . . . . . . . . . . . . . . . . . .    9
        Conducting Transactions Online . . . . . . . . . . . . . . .    9
        Plan Fees  . . . . . . . . . . . . . . . . . . . . . . . . .    9
        Plan Statements and Forms  . . . . . . . . . . . . . . . . .   10
        U.S. Federal Income Tax Consequences . . . . . . . . . . . .   10
        Communications and Voting  . . . . . . . . . . . . . . . . .   11
        Share Splits and Other Distributions . . . . . . . . . . . .   11
        Termination of Plan Participation  . . . . . . . . . . . . .   11
        Changes to the Plan  . . . . . . . . . . . . . . . . . . . .   12
        Administration . . . . . . . . . . . . . . . . . . . . . . .   12
        For More Information . . . . . . . . . . . . . . . . . . . .   13
        Limitation of Liability  . . . . . . . . . . . . . . . . . .   13
   VALIDITY OF SECURITIES  . . . . . . . . . . . . . . . . . . . . .   13
   EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
   WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . .   14

                                     BP

        BP p.l.c. (formerly BP Amoco p.l.c.) is one of the world's largest petroleum and petrochemical groups, with a wide operational and geographic scope. It has well established operations in Europe, the USA, Canada, South America, Australasia and parts of Africa. More than 70% of BP's capital is invested in Organization for Economic Cooperation and Development countries, with approximately one half of BP's fixed assets located in the USA and about one third located in the UK and the Rest of Europe. The principal executive offices of BP are located at Britannic House, 1 Finsbury Circus, London EC2M 7BA, England (telephone +44 (0) 20-7496-4000).

        The main businesses of BP include:

   Exploration and Production  . . .  Exploration and Production's
                                      activities include oil and natural
                                      gas exploration and field
                                      development and production
                                      (upstream activities), together
                                      with pipeline transportation and
                                      natural gas processing (midstream
                                      activities).

   Gas and Power . . . . . . . . . .  Gas and Power activities include marketing and trading of natural
                                      gas, liquefied natural gas (LNG),
                                      natural gas liquids (NGL) and
                                      power, the development of
                                      international opportunities that
                                      monetize gas resources and
                                      involvement in select power
                                      projects.

   Refining and Marketing  . . . . .  The activities of Refining and
                                      Marketing include oil supply and
                                      trading as well as refining and
                                      marketing (downstream activities).

   Chemicals . . . . . . . . . . . .  Chemical activities include petrochemicals manufacturing and
                                      marketing.


   In addition, BP has a solar energy business, which is one of the world's largest manufacturers of photovoltaic modules and systems. BP provides high quality technological support for all its businesses through its research and engineering activities.

                                BP ADS SHARES

        BP ADS shares are equity securities known as "American Depositary Shares," which trade on the New York, Pacific and Chicago Stock Exchanges at prices quoted in U.S. dollars and on the Toronto Stock Exchange at prices quoted in Canadian dollars. Each BP ADS share represents six "ordinary shares" of BP. Ordinary shares are the English equivalent of common stock in a U.S. corporation. BP ordinary shares trade on the London Stock Exchange at prices quoted in pounds sterling. BP has agreed to announce all dividends on its ordinary shares and on BP ADS shares in U.S. dollars at least through December 31, 2003. Even if BP subsequently announces a dividend in another currency, your dividends will be paid in U.S. dollars based on the currency exchange rate at the close of business on the business day prior to the day that the dividend is announced.


                                  THE PLAN

   WHO CAN JOIN?
   ------------

        U.S. AND CANADIAN INVESTORS. At the present time, the Plan is open only to investors residing in the United States and Canada (including their territories and possessions).

        CURRENT SHAREHOLDERS. If you have at least three BP ADS shares registered in your name, you are eligible to join the Plan. If you hold BP ADS shares through a bank or broker (that is, in "street name"), you may become eligible to join the Plan by asking to have at least three BP ADS shares registered in your name. You must keep at least three BP ADS shares in your Plan account to maintain your eligibility.

        NEW SHAREHOLDERS. If you are not yet a BP ADS shareholder, you may join the Plan by making an initial investment of at least
   U.S.$250.  The maximum annual investment is U.S.$150,000.

   HOW DO YOU ENROLL?
   -----------------

        CURRENT SHAREHOLDERS. If you are a U.S. or Canadian holder of record of at least three BP ADS shares, you may enroll by filling out the Enrollment Form and returning it to the Administrator. If you own BP ADS shares but they are held in the name of a bank or broker (that is, in "street name"), you may become an owner of record by asking to have your BP ADS shares registered in your name. At least three of your BP ADS shares need to be transferred into your name before you become eligible to participate in the Plan. Once you enroll, all of your BP ADS shares that are registered in the exact same name as on the Enrollment Form, whether you acquired them before or after you joined the Plan, will automatically be treated as Plan shares.

        NEW SHAREHOLDERS/NEW ACCOUNTS. If you do not own at least three BP ADS shares, or if you wish to establish a separate account (for example, a joint account with your spouse or as custodian for a minor), you may enroll by filling out the Enrollment Form and returning it to the Administrator, together with a check or money order, in U.S. dollars, for at least $250.

   PURCHASING BP ADS SHARES
   ------------------------

        ADDITIONAL INVESTMENTS. Once you are enrolled in the Plan, you can make additional investments at any time with as little as $50, through the mail or through automatic monthly withdrawal from your bank account.

        * THROUGH THE MAIL: You can make additional investments by mailing a check or money order in U.S. dollars to the Administrator, together with the Transaction Request form. A Transaction Request form will be attached to your Plan Statement or may be obtained from the Administrator as described below under "Plan Statements and Forms."

        * AUTOMATIC MONTHLY WITHDRAWAL: You can also purchase additional BP ADS shares on a regular basis by authorizing automatic withdrawals of U.S.$50 or more from your bank account. To authorize automatic withdrawals under the Plan, fill out the appropriate information on the Transaction Request form. You may also authorize automatic monthly withdrawals on your Enrollment Form when you enroll.

        Please allow thirty days for the Administrator to process your request for automatic withdrawal. If you sign up to make automatic monthly purchases, your money will be withdrawn on your choice of the 1st or the 15th of each month (or if the 1st or the 15th is not a business day, on the next business day) and used to purchase BP ADS shares within three business days. You can discontinue your automatic monthly purchases by calling the Administrator toll-free at 1-877-638-5672 or by completing a Transaction Request form. Your instructions must be received at least two business days before the next scheduled withdrawal date to be effective for that date.

        MAXIMUM ANNUAL INVESTMENT. The most you can invest through the Plan in any calendar year is U.S.$150,000.

        OPEN MARKET PURCHASES. All BP ADS shares purchased under the Plan will be purchased on the New York Stock Exchange, in the over-the-counter market or in negotiated transactions with persons not affiliated with BP or any of its subsidiaries, including BP North America. Purchases will be made through an independent broker-dealer (which may be the Administrator).

        TIMING. The Administrator will try to purchase BP ADS shares for the Plan at least twice a week. Under most circumstances, purchases for your Plan account will be made within five business days after the Administrator receives your money. It is up to the independent broker-dealer used by the Plan to determine when and at what prices BP ADS shares will be bought for the Plan. Accordingly, you will not be able to instruct the Administrator to purchase shares at a specific time or at a specific price. You will not be paid interest pending the investment of your money in additional BP ADS shares.

        PURCHASE PRICE. Your purchase price will be the weighted average price per share paid for all BP ADS shares purchased for the Plan for the relevant purchase date. The cost basis of your BP ADS shares will include your purchase price plus the amount of brokerage commissions paid on your behalf by BP North America. See "U.S. Federal Income Tax Consequences."

        BOOK-ENTRY OWNERSHIP. All of the BP ADS shares purchased through the Plan will be held by the Administrator and reflected in book-entry form in your account on the records of the Administrator. Ownership in book-entry form means that, while you will have full ownership of your Plan shares, you will not receive a paper stock certificate (called an "American Depositary Receipt" or "ADR"). Book-entry ownership eliminates the risk and expense of replacing lost or stolen ADRs, assures that your shares are always available should you need to deliver them for transfer and avoids your costs in maintaining a safe deposit box or other place to store your securities. However, if you prefer to hold your Plan shares in certificated form, you may receive ADRs upon request as described below under "Obtaining ADRs."

        RETURNED CHECKS/FAILED TRANSFERS. The Administrator will process only those purchases for which it has received good funds. If your check is returned or an electronic debit from your bank account fails due to nonsufficient funds, the Administrator will not process your request until it receives good funds covering your purchase and the applicable service fee for the returned check or failed electronic funds transfer. See "Plan Fees" below.

   DIVIDEND REINVESTMENT AND PAYMENT OPTIONS
   -----------------------------------------

        ALL, SOME OR NONE. You can instruct the Administrator to reinvest the cash dividends on all, some or none of your Plan shares in additional BP ADS shares. ABSENT INSTRUCTIONS TO THE CONTRARY, ALL CASH DIVIDENDS WILL BE AUTOMATICALLY REINVESTED.

        REINVESTMENT INSTRUCTIONS. If you wish to reinvest the cash dividends on fewer than all of your Plan shares, you must instruct the Administrator to send your cash dividends to your bank account via electronic funds transfer. You can provide the necessary information in your Enrollment Form or in a Transaction Request form. Any instructions regarding reinvestment of your dividends must be received by the Administrator no later than two business days before the next dividend record date to be effective for that dividend.

        As a general rule, the Administrator will not send your cash dividends by check. However, if an electronic funds transfer to your bank account fails because of erroneous instructions, the Administrator will send you a check for the cash dividend that otherwise would have been deposited to your bank account, together with a notice that the electronic funds transfer instructions you provided are invalid. After that dividend payment, all your cash dividends will be reinvested in additional BP ADS shares until you provide valid electronic funds transfer instructions.

        PURCHASES. BP ADS shares purchased with reinvested cash dividends will be purchased on the New York Stock Exchange, in the over-the-counter market or in negotiated transactions with persons not affiliated with BP or any of its subsidiaries, including BP North America. Purchases will be made through an independent broker-dealer (which may be the Administrator). Purchases for dividend reinvestment will be made within 30 days of the dividend payment date, unless otherwise required by law. The purchase price of BP ADS shares acquired for dividend reinvestment will be the weighted average price per share of all BP ADS shares purchased for the Plan with dividends for a given dividend payment date.

   SELLING BP ADS SHARES
   ---------------------

        SALES. You can sell some or all of the shares in your Plan account at any time by calling the Administrator toll-free at 1-877-638-5672 or by completing a Transaction Request form. You can also sell ADS shares held in book-entry form, request ADRs and conduct certain other transactions online through the Administrator's website at www.adr.com. The Administrator's website may also be reached through a hyperlink from the "Investors" page of the BP website. If you wish to sell over U.S.$10,000 worth of BP ADS shares (valued on the date of your request) in a single transaction, your request must be in writing and have a signature guarantee in a form acceptable to the Administrator. If you have ADRs for your BP ADS shares, the Administrator will not process your request to sell until it receives ADRs representing the number of shares to be sold. If you hold your BP ADS shares in book-entry form, the Administrator will process your request promptly after receiving it. Any request to cancel or modify an instruction to sell shares must be received the same day as the instruction to be effective.

        WHOLE SHARES ONLY. You may only sell whole shares held in your Plan account, not fractional shares. Fractional shares will be cashed out only upon termination of your Plan account, as described under "Termination of Plan Participation" below.

        TIMING. The Administrator will sell BP ADS shares through an independent broker-dealer as soon as practical after it receives your request (and, if applicable, your ADRs), but in any event no later than the end of the next calendar week. It is up to the independent broker-dealer used by the Plan to determine when and at what prices BP ADS shares will be sold for Plan accounts. Accordingly, you will not be able to instruct the Administrator to sell your shares at a specific time or at a specific price. If you prefer to have control over the exact timing and sale price, you can withdraw the shares and sell them through a broker of your own choosing.

        SALE PRICE. The sale price per share will be the average price per BP ADS share received by the Administrator for all sales made for Plan participants on the relevant sale date, less the per share fees and commissions incurred with respect to your shares. See "Plan Fees" below.

        RECEIPT OF PROCEEDS. Within 15 business days after it receives your sale request (and, if your shares are not in book-entry form, your ADRs), the Administrator will send you a check for the proceeds from the sale of your BP ADS shares, less any amounts required to be withheld under applicable law or the Plan. You will not be paid interest on your sale proceeds.

   GIFTS AND SHARE TRANSFERS
   -------------------------

        TO A PLAN ACCOUNT. You may transfer any or all of your BP ADS shares, whether held in your Plan account or outside the Plan, to the Plan account of any other person by completing a Transaction Request form and, if the person to whom you are giving shares is not already a Plan participant, an Enrollment Form, and submitting any other documentation required by the Administrator. Unless you are terminating your own participation in the Plan, you may transfer only whole shares.

        OUTSIDE THE PLAN. You may also transfer any whole number of the BP ADS shares held in your Plan account to any person, to be held outside the Plan, by completing a Transaction Request form and submitting any other documentation required by the Administrator.

        MODIFICATIONS. Any request to cancel or modify an instruction to transfer shares must be received the same day as the instruction to be effective.

   ADR SAFEKEEPING
   ---------------

        If you hold ADRs representing BP ADS shares, whether or not they were acquired through the Plan, you can deposit them in the Plan for safekeeping. The Administrator will reflect the BP ADS shares represented by those ADRs in book-entry form in your Plan account. To deposit ADRs for safekeeping, send them to the Administrator at the address set forth under "For More Information" below. To insure against risk of loss resulting from mailing your ADRs, the Administrator provides insurance free of charge for ADRs valued up to U.S.$25,000 when you send them via certified mail and request a return receipt.

   OBTAINING ADRs
   --------------

        You can obtain ADRs for any or all of the whole BP ADS shares held in your Plan account in book-entry form at any time for free. To obtain ADRs, you can call the Administrator toll-free at 1-877-638-5672, request ADRs online through the Administrator's website at www.adr.com or submit a Transaction Request form. Please allow 30 days for the Administrator to process your request.

   CONDUCTING TRANSACTIONS ONLINE
   ------------------------------

        Once enrolled in the Plan, you can sell ADS shares held in book-entry form, request ADRs and conduct certain other transactions online through the Administrator's website at www.adr.com.

   PLAN FEES
   ---------

        *    There is no fee to enroll in the Plan.

        * You will not be charged any fees or commissions when you reinvest your dividends, purchase or transfer your BP ADS shares under the Plan, deposit shares in the Plan for safekeeping or obtain ADRs for shares held in book-entry form. However, if you invest through automatic withdrawal from your bank account, you should check with your bank to see whether it charges any fees for this service.

        * When you sell BP ADS shares you will be charged a sales fee (currently U.S.$10 per sale) and a brokerage commission (currently U.S.$0.12 per share) on the shares sold.

        * If your check is returned or an electronic debit from your bank account fails due to nonsufficient funds, you will be charged a service fee (currently U.S.$20). Of course, until the Administrator receives good funds, it will be unable to effect the transaction that you requested.

        *    BP North America may change the Plan fees from time to time.

   PLAN STATEMENTS AND FORMS
   -------------------------

        Each time that you reinvest dividends or purchase, sell, transfer or withdraw BP ADS shares through the Plan, you will receive a statement confirming your transaction. Quarterly reinvestment statements will include a Transaction Request form that can be used for additional investments, sales, transfers or withdrawals. You can also obtain Transaction Request forms from the Administrator as described under "For More Information" below. At a minimum, each year you will receive an annual statement that shows how many BP ADS shares you own through the Plan and your account activity for the preceding year.

   U.S. FEDERAL INCOME TAX CONSEQUENCES
   ------------------------------------

        We believe that the following is an accurate summary of the U.S. federal income tax consequences of participation in the Plan as of the date of this Prospectus. However, this summary does not reflect every situation that could result from participation in the Plan, and we advise you to consult your own tax advisors for information about your specific situation.

        In general, all your cash dividends, whether paid to you in cash or reinvested, are considered taxable income to you at the time they are received or reinvested. In addition, brokerage commissions on purchases of BP ADS shares purchased through the Plan (which will be paid by BP North America on your behalf) will be treated as distributions subject to income tax in the same manner as cash
   dividends.   The total amount of dividends and other distributions
   will be reported to you and to the Internal Revenue Service on Form 1099-DIV shortly after the end of each year.

        Under this general rule, the cost basis for U.S. federal income tax purposes of BP ADS shares acquired through the Plan will be the price at which the shares are credited to your Plan account (see "Purchasing BP ADS Shares-Purchase Price" and "Dividend Reinvestment-Purchases"), increased by the amount of the brokerage commissions with respect to such shares paid by BP North America on your behalf.

        You will generally not realize gain or loss for U.S. federal income tax purposes upon the deposit of BP ADS shares in your Plan account, or the receipt of ADRs for shares held in your Plan account. You will generally realize gain or loss on the sale of BP ADS shares. Any gain or loss you incur should be reflected when you file your income tax returns.

        The above rules may not be applicable to each participant's specific situation. All participants are advised to consult their own tax advisors.

        In the case of Plan participants whose dividends are subject to U.S. federal tax withholding, to the extent you elect dividend reinvestment, the Administrator will reinvest dividends less the amount of tax required to be withheld. The filing of any documentation required to obtain a reduction in U.S. withholding tax is the responsibility of the participant.

   COMMUNICATIONS AND VOTING
   -------------------------

        As a Plan participant, you will receive all communications sent to record holders of BP ADS shares. You may consent to receive certain of these communications electronically through the Administrator's website at www.adr.com or BP's website at www.bp.com. For any meeting of shareholders of BP, as long as there are whole BP ADS shares in your Plan account on the relevant record date, you can attend, speak and vote at the meeting, or you can instruct the Depositary to vote the BP ordinary shares represented by your BP ADS shares as your proxy. You will receive a proxy form that will cover all of the whole BP ADS shares held in your Plan account. This proxy form allows you to indicate how you want the BP ordinary shares represented by your BP ADS shares to be voted. The Depositary will cause those shares to be voted only as you indicate.

   SHARE SPLITS AND OTHER DISTRIBUTIONS
   ------------------------------------

        If BP declares a share split or share dividend, your Plan account will be credited with the appropriate number of additional BP ADS shares on the payment date, or your existing BP ADS shares will represent the additional ordinary shares distributed pursuant to the share split or share dividend. Your additional shares will be entitled to all the rights and privileges provided under the Plan.

        In the event that BP offers any share subscription or other rights to holders of its ordinary shares, to the extent such rights are made available to holders of BP ADS shares, the Administrator will make them available to you with respect to the shares in your Plan account. To the extent such rights are not made available to holders of BP ADS shares, they will be sold for the benefit of such holders, and the Administrator will allocate your share of the proceeds of the sale to your Plan account.

   TERMINATION OF PLAN PARTICIPATION
   ---------------------------------

        VOLUNTARY WITHDRAWAL BY PARTICIPANT. If you wish to terminate your participation in the Plan and stop reinvesting your dividends, call the Administrator toll-free at 1-877-638-5672 or complete a
   Transaction Request form.   Unless you instruct otherwise, the
   Administrator will have all of the whole BP ADS shares in your Plan account registered in your name and will liquidate any fractional share based on the sale price of the BP ADS shares on the date of liquidation. Unless you instruct otherwise, the Administrator will send you a check for the cash value of the fractional share, minus any applicable fees, expenses and withholdings required by law or the Plan, together with evidence of the BP ADS shares registered in your name.

        TERMINATION BY BP NORTH AMERICA. If you do not maintain at least three whole BP ADS shares in your Plan account, BP North America may notify you that it will terminate your account if you do not invest enough additional money to have three BP ADS shares in your Plan account. If you do not invest enough additional money to have three shares in your Plan account within three months of receiving such a notice, BP North America may then terminate your Plan account. In the event of such a termination, the Administrator will have any whole BP ADS shares in your Plan account registered directly in your name, will liquidate any fractional share based on the sale price of the BP ADS shares on the date of liquidation, and will send you a check for the cash value of the fractional share, minus any applicable fees, expenses and withholdings required by law or the Plan, together with evidence of any BP ADS shares registered in your name.

   CHANGES TO THE PLAN
   -------------------

        BP North America may add to, modify or discontinue the Plan at any time. We will send you written notice of any significant changes. Under no circumstances will any amendment decrease the number of BP ADS shares that you own or result in a distribution to BP or to any of its subsidiaries, including BP North America, of any amount credited to your Plan Account.

   ADMINISTRATION
   --------------

        The Plan is currently administered by Morgan Guaranty Trust Company of New York. The Administrator keeps records, sends statements and performs other duties relating to the Plan. Morgan Guaranty Trust Company of New York also acts as the depositary, transfer agent, registrar and dividend disbursing agent for the BP ADS shares. BP North America may replace the Administrator, and the Administrator may resign, at any time, in which case BP North America would designate a new administrator.

        Purchases and sales of BP ADS shares under the Plan will be made in the open market by a broker-dealer that is not affiliated with BP or any of its subsidiaries, including BP North America. The current Administrator is independent of BP and its subsidiaries, including BP North America, and may buy and sell BP ADS shares for the Plan. In the event that BP North America decides to administer the Plan itself or authorizes an affiliate to administer the Plan, BP North America will select an independent broker-dealer to make purchases and sales for the Plan.

   FOR MORE INFORMATION
   --------------------

        For information regarding the Plan, additional forms, help with Plan transactions or answers to your questions, please contact the Administrator at:

        Morgan Guaranty Trust Company of New York
        BP Direct Access Plan
        P.O. Box 842006
        Boston, MA 02284-2006
        Telephone: Toll-free 1-877-638-5672

        Forms are also available from the Administrator's Internet site at http://www.adr.com.

   LIMITATION OF LIABILITY
   -----------------------

        If you choose to participate in the Plan, you should recognize that neither BP, its subsidiaries, including BP North America, nor the Administrator can assure you of a profit or protect you against loss on the shares that you purchase under the Plan. Plan accounts are not insured by the Securities Investor Protection Corporation.

        Although the Plan provides for the reinvestment of dividends, the announcement and payment of dividends will continue to be determined by the Board of Directors of BP, in its discretion. This decision depends on many factors. The amount and timing of dividends may be changed, or the payment of dividends terminated, at any time without notice.

        Neither BP, its subsidiaries, including BP North America, nor the Administrator will be liable for any act, or for any failure to act, as long as they have made good faith efforts to carry out the terms of the Plan, as described in this Prospectus and on the forms that are designed to accompany each investment or activity.


                           VALIDITY OF SECURITIES

        The validity under English law of the ordinary shares of BP underlying the BP ADS shares to be offered pursuant to the Plan has been passed upon for BP by Peter B.P. Bevan, Group General Counsel of BP As of the date of this Prospectus, Mr. Bevan owned less than 0.1% of the BP ordinary shares outstanding (including options representing certain rights to purchase such shares).

                                   EXPERTS

        The consolidated financial statements and schedule of BP at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated by reference in this Prospectus and Registration Statement from the 2000 BP Form 20-F, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

                     WHERE YOU CAN FIND MORE INFORMATION

        BP files annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any of these reports or other information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including BP. Certain documents that BP files with the SEC are also available at http://www.bp.com.

        This Prospectus is part of a Registration Statement on Form F-3 that we filed with the SEC to register the securities offered under the Plan. As allowed by SEC rules, this Prospectus does not contain all information you can find in the Registration Statement or the exhibits to the Registration Statement. The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference our Annual Report on Form 20-F for the year ended December 31, 2000 (SEC file number 1-6262). In addition, all subsequent annual reports on Form 20-F and filings on Form 6-K that we file pursuant to the Securities Exchange Act of 1934 prior to completion of the offering will be deemed incorporated by reference into this Prospectus.

        We will provide to each person, including any beneficial owner, to whom this Prospectus is delivered a copy of any of the information that has been incorporated by reference in the Prospectus. You may request a copy of any of these filings at no cost by writing or calling us at the following address and telephone number:

        BP Shareholder Services
        200 East Randolph Drive
        Chicago, Illinois 60601-7125
        Telephone: Toll-free 1-800-638-5672

        You should rely only on the information contained or incorporated by reference in this Prospectus. We have authorized no one to provide you with different information. You should not assume that the information in the Prospectus is accurate as of any date other than the date of this Prospectus (________ __, 2001).

   ______________________________________________________________________
                     PLEASE READ THIS BOOKLET CAREFULLY.

        IF YOU OWN BP ADS SHARES NOW, OR IF YOU DECIDE TO BUY BP ADS SHARES IN THE FUTURE, PLEASE KEEP THE BOOKLET WITH YOUR PERMANENT INVESTMENT RECORDS, SINCE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PLAN.

   PART II   INFORMATION NOT REQUIRED IN PROSPECTUS

   ITEM 8.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Article 137 of the registrant's Articles of Association currently provides:

        "Subject to the provisions of and so far as may be consistent with the Statutes, every Director, Auditor, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and/or discharge of his duties and/or the exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office."

   Section 310 of the Companies Act 1985 (as amended by Section 137 of the Companies Act 1989) provides as follows:

        "310.  Provisions exempting officers and auditors from liability

        (1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

        (2) Except as provided by the following subsection, any such provision is void.

        (3)  This section does not prevent a company

             (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability; or

             (b) from indemnifying any such officer or auditor against any liability incurred by him

                  (i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted, or

                  (ii) in connection with any application under Section
                       144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court."

   Section 727 of the Companies Act 1985 provides as follows:

        "727. Power of court to grant relief in certain circumstances:

        "(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as the court thinks fit.

        (2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

        (3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper."

   ITEM 9.   EXHIBITS.

   The following Exhibits are filed herewith unless otherwise indicated:

   Exhibit No.    Description
   -----------    -----------

   4 BP Direct Access Plan (Dividend Reinvestment and Direct Stock Purchase Plan), as amended and restated effective May 1, 2001.

   5 Opinion of Peter B.P. Bevan, Group General Counsel of BP p.l.c. regarding the validity of the securities being registered.

   23.1           Consent of Ernst & Young

   23.2 Consent of Peter B.P. Bevan, Group General Counsel of BP p.l.c. (included in his opinion filed as Exhibit 5 to this Registration Statement)

   24 Powers of Attorney (included in the signature page of this Registration Statement).

   ITEM 10.  UNDERTAKINGS.

        (a)  The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on July 26, 2001.

                                           BP p.l.c.
                                           (Registrant)


                                           By:  /s/ Judith Hanratty
                                              ---------------------------
                                                Judith Hanratty
                                                Secretary

                              POWER OF ATTORNEY

        Each director and officer of the Registrant whose signature appears below hereby authorizes the agent for service named in the registration statement to execute in the name of such person and to file any amendments to this registration statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in this registration statement as the agent for service deems appropriate, and any subsequent registration statement for the same offering that may be filed under Rule 462(b) under the Securities Act of 1933, as amended.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature                         Title                Date
   ---------                         -----                ----


   /s/ P.D. Sutherland               Non-Executive        July 26, 2001
   --------------------------------  Chairman
   P.D. Sutherland


   /s/ The Lord Browne of Madingley  Executive Director   July 26, 2001
   --------------------------------  Group Chief
   The Lord Browne of Madingley      Executive
                                     (Principal
                                     Executive Officer)

   Signature                         Title                Date
   ---------                         -----                ----


   /s/ Dr. J.G.S. Buchanan           Executive Director   July 26, 2001
   --------------------------------  (Principal
   Dr. J.G.S. Buchanan               Financial and
                                     Accounting Officer)


   /s/ R. F. Chase                   Executive Director   July 26, 2001
   --------------------------------
   R. F. Chase


   /s/ W. D. Ford                    Executive Director   July 26, 2001
   --------------------------------
   W. D. Ford


   /s/ Dr. B. E. Grote               Executive Director   July 26, 2001
   --------------------------------
   Dr. B. E. Grote


   /s/ R. L. Olver                   Executive Director   July 26, 2001
   --------------------------------
   R. L. Olver


   /s/ J. H. Bryan                   Non-Executive        July 26, 2001
   --------------------------------  Director
   J. H. Bryan


   /s/ E. B. Davis, Jr.              Non-Executive        July 26, 2001
   --------------------------------  Director
   E. B. Davis, Jr.


                                     Non-Executive        July __, 2001
   --------------------------------  Director
   C.F. Knight


   /s/ F. A. Maljers                 Non-Executive        July 26, 2001
   --------------------------------  Director
   F. A. Maljers

   Signature                         Title                Date
   ---------                         -----                ----


   /s/ Dr. W. E. Massey              Non-Executive        July 26, 2001
   --------------------------------  Director
   Dr. W. E. Massey


   /s/ H.M.P. Miles                  Non-Executive        July 26, 2001
   --------------------------------  Director
   H.M.P. Miles


   /s/ Sir Robin Nicholson           Non-Executive        July 26, 2001
   --------------------------------  Director
   Sir Robin Nicholson


   /s/ Sir Ian Prosser               Non-Executive        July 26, 2001
   --------------------------------  Director
   Sir Ian Prosser


   /s/ M. H. Wilson                  Non-Executive        July 26, 2001
   --------------------------------  Director
   M. H. Wilson


   /s/ Sir Robert Wilson             Non-Executive        July 26, 2001
   --------------------------------  Director
   Sir Robert Wilson


   /s/ Daniel B. Pinkert             Authorized           July 26, 2001
   --------------------------------  Representative in
   Daniel B. Pinkert                 the Unites States